Exhibit 99.77K
                                                                  --------------


SUB-ITEM 77K:  Changes in registrant's certifying accountant


         On May 18, 2005, Deloitte & Touche LLP was removed as the independent registered public accounting firm for the PMFM Tactical Preservation Portfolio Trust, the PMFM Managed Portfolio Trust, the PMFM Core Advantage Portfolio Trust (successor by merger with the MurphyMorris ETF Fund of the MurphyMorris Investment Trust on June 1, 2005), and the PMFM Tactical Opportunities Portfolio Trust ("Funds") of the PMFM Investment Trust. Deloitte & Touche LLP was previously engaged as the independent registered public accounting firm to audit the Funds' financial statements.

         Deloitte & Touche LLP issued reports on the PMFM Tactical Preservation Portfolio Trust's, the PMFM Managed Portfolio Trust's, and the PMFM Core Advantage Portfolio Trust's financial statements as of May 31, 2005 and 2004 and on the PMFM Tactical Opportunities Portfolio Trust's financial statements as of May 31, 2005. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         The decision to remove Deloitte & Touche LLP was approved by the Funds' Audit Committee and ratified by the Funds' Board of Trustees.

         At no time preceding the removal of Deloitte & Touche LLP were there any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Deloitte & Touche LLP did any of the events enumerated in paragraphs
(1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

         The Funds engaged Briggs, Bunting & Dougherty, LLP as their new independent registered public accounting firm on May 18, 2005. At no time preceding the engagement of Briggs, Bunting & Dougherty, LLP did the Funds consult Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

         The Funds have provided Deloitte & Touche LLP with a copy of these disclosures and have requested that Deloitte & Touche LLP furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree.